Exhibit 99.1

Apple Hospitality REIT Acquires Hampton Inn & Suites by Hilton Downtown St. Paul

RICHMOND, Va. (March 5, 2019) – Apple Hospitality REIT, Inc. (NYSE: APLE) (the “Company” or “Apple Hospitality”) today announced the acquisition of the 160-room Hampton Inn & Suites by Hilton Downtown St. Paul (the “Hotel”) for a purchase price of $31.7 million, or approximately $198,000 per key.

“The Hampton Inn & Suites is ideally located in downtown St. Paul and benefits from the area’s wide variety of corporate, leisure and healthcare demand generators,” said Nelson Knight, Executive Vice President and Chief Investment Officer of Apple Hospitality. “St. Paul is a vibrant city with a diversified economy, home to numerous corporate offices including 3M, Ecolab, The Travelers Companies and Securian Financial Group. The Hotel, which opened in November of 2016, complements our existing portfolio and is consistent with our strategy of investing in rooms-focused hotels that are aligned with industry-leading brands and located in markets that provide a wealth of business drivers and strengthen the geographic diversification of our portfolio.”

The Hotel is located at 200 7th Street West in St. Paul, Minnesota, across the street from Xcel Energy Center, Saint Paul RiverCentre, the Legendary Roy Wilkins Auditorium and Ordway Center for the Performing Arts, and within five miles of the recently opened Allianz Field. The Hotel is within walking distance of the Mississippi River and St. Paul’s wide variety of dining options, entertainment venues and recreational activities. In addition, four major healthcare facilities are near the Hotel including Children’s Minnesota St. Paul Hospital, United Hospital, Regions Hospital and HealthEast St. Joseph’s Hospital. According to data provided by STR for the trailing 12 months ended January 31, 2019, RevPAR for the Minneapolis/St. Paul market improved by 4.5 percent, as compared to the prior 12-month period.

Apple Hospitality acquired the Hotel from a subsidiary of Vista Host. Following this acquisition, the Apple Hospitality portfolio includes 242 hotels with more than 30,900 guest rooms geographically diversified throughout 34 states.

About Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc. (NYSE: APLE) is a publicly traded real estate investment trust (REIT) that owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. Apple Hospitality’s portfolio consists of 242 hotels with more than 30,900 guest rooms located in 88 markets throughout 34 states. Franchised with industry-leading brands, the Company’s portfolio comprises 114 Marriott-branded hotels, 127 Hilton-branded hotels and one Hyatt-branded hotel. For more information, please visit www.applehospitalityreit.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “outlook,” “strategy,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Hospitality to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Hospitality to effectively acquire and dispose of properties; the ability of Apple Hospitality to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; litigation risks; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s business, assets or classification as a real estate investment trust. Although Apple Hospitality believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality will be achieved. In addition, Apple Hospitality’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review Apple Hospitality’s financial statements and the notes thereto, as well as the risk factors described in Apple Hospitality’s filings with the Securities and Exchange Commission, including, but not limited to, in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Any forward-looking statement that Apple Hospitality makes speaks only as of the date of such statement. Apple Hospitality undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Contact:

Apple Hospitality REIT, Inc.

Kelly Clarke, Vice President, Investor Relations

804‐727‐6321

kclarke@applereit.com

For additional information or to receive press releases by email, visit www.applehospitalityreit.com.